Exhibit 5.1
October 12, 2010
Pacific Gas and Electric Company
77 Beale Street
San Francisco, CA 94177
Re:	Pacific Gas and Electric Company Registration Statement (File No. 333-149361)
Ladies and Gentlemen:
With respect to $250,000,000 aggregate principal amount of Floating Rate Senior Notes Due October 11, 2011 (the “Notes”) to be issued and sold by Pacific Gas and Electric Company (the “Company”) under the Registration Statement on Form S-3, File No. 333-149361, filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 22, 2008 (the “Registration Statement”), and the related prospectus, dated November 10, 2009, as supplemented by the final Prospectus Supplement, dated October 6, 2010, filed with the Commission under its Rule 424(b) (together, the “Prospectus”), we have examined the Registration Statement, the Prospectus and the Amended and Restated Indenture (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”), dated as of April 22, 2005, as supplemented by the Seventh Supplemental Indenture, dated as of June 11, 2009 and the Eleventh Supplemental Indenture, dated as of October 12, 2010 (the “Supplement”) pursuant to which the Notes will be issued. The Company is filing the Supplement and this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).
We also have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
Based on and subject to the foregoing, assuming that the Notes are issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Notes will be legal and binding obligations of the Company.
The opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable

Pacific Gas and Electric Company
October 12, 2010

subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).
The opinion expressed herein is limited to the laws of the State of California and the federal laws of the United States of America.
We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.
Very truly yours,
/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP